EXHIBIT 99

                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 1999 and 1998 and for Each of the
                Three Years in the Period Ended December 31, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                                  /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 24, 2000

                          PHILIP MORRIS COMPANIES INC.
                                and Subsidiaries
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                          1999        1998
                                                          ----        ----
ASSETS
     Consumer products
           Cash and cash equivalents                    $  5,100    $  4,081
           Receivables, net                                4,313       4,691
           Inventories:
                 Leaf tobacco                              4,294       4,729
                 Other raw materials                       1,794       1,728
                 Finished product                          2,940       2,988
                                                        --------    --------
                                                           9,028       9,445

           Other current assets                            2,454       2,013
                                                        --------    --------
                 Total current assets                     20,895      20,230

           Property, plant and equipment, at cost:
                 Land and land improvements                  633         655
                 Buildings and building equipment          5,436       5,386
                 Machinery and equipment                  14,268      13,771
                 Construction in progress                  1,262       1,422
                                                        --------    --------
                                                          21,599      21,234
                 Less accumulated depreciation             9,328       8,899
                                                        --------    --------
                                                          12,271      12,335
           Goodwill and other intangible assets
                 (less accumulated amortization of
                 $5,840 and $5,436)                       16,879      17,566

           Other assets                                    3,625       3,309
                                                        --------    --------
                 Total consumer products assets           53,670      53,440

     Financial services
           Finance assets, net                             7,527       6,324
           Other assets                                      184         156
                                                        --------    --------
                 Total financial services assets           7,711       6,480
                                                        --------    --------

                 TOTAL ASSETS                           $ 61,381    $ 59,920
                                                        ========    ========

LIABILITIES
     Consumer products
           Short-term borrowings                        $    641    $    225
           Current portion of long-term debt               1,601       1,822
           Accounts payable                                3,351       3,359
           Accrued liabilities:
                 Marketing                                 2,756       2,637
                 Taxes, except income taxes                1,519       1,408
                 Employment costs                            972         968
                 Settlement charges                        2,320       1,135
                 Other                                     2,605       2,608
           Income taxes                                    1,124       1,144
           Dividends payable                               1,128       1,073
                                                        --------    --------
                 Total current liabilities                18,017      16,379

           Long-term debt                                 11,280      11,906
           Deferred income taxes                           1,214         929
           Accrued postretirement health care costs        2,606       2,543
           Other liabilities                               6,853       7,019
                                                        --------    --------
                 Total consumer products liabilities      39,970      38,776

     Financial services
           Long-term debt                                    946         709
           Deferred income taxes                           4,466       4,151
           Other liabilities                                 694          87
                                                        --------    --------
                 Total financial services liabilities      6,106       4,947
                                                        --------    --------

                 Total liabilities                        46,076      43,723
                                                        --------    --------

Contingencies (Note 15)

STOCKHOLDERS' EQUITY
     Common stock, par value $0.33 1/3 per share
         (2,805,961,317 shares issued)                       935         935
     Earnings reinvested in the business                  29,556      26,261
     Accumulated other comprehensive earnings
         (including currency translation of $2,056
         and $1,081)                                      (2,108)     (1,106)
     Cost of repurchased stock
         (467,441,576 and 375,426,742 shares)            (13,078)     (9,893)
                                                        --------    --------
                 Total stockholders' equity               15,305      16,197
                                                        --------    --------

                 TOTAL LIABILITIES AND
                    STOCKHOLDERS' EQUITY                $ 61,381    $ 59,920
                                                        ========    ========

                 See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                 1999      1998      1997
                                                 ----      ----      ----

Operating revenues                             $78,596   $74,391   $72,055

Cost of sales                                   29,561    26,820    26,689

Excise taxes on products                        16,845    16,578    15,941
                                               -------   -------   -------

    Gross profit                                32,190    30,993    29,425

Marketing, administration and research costs    18,118    17,051    15,720

Settlement charges  (Note 15)                              3,381     1,457

Amortization of goodwill                           582       584       585
                                               -------   -------   -------

    Operating income                            13,490     9,977    11,663

Interest and other debt expense, net               795       890     1,052
                                               -------   -------   -------

    Earnings before income taxes                12,695     9,087    10,611

Provision for income taxes                       5,020     3,715     4,301
                                               -------   -------   -------

    Net earnings                               $ 7,675   $ 5,372   $ 6,310
                                               =======   =======   =======

Per share data:

    Basic earnings per share                   $  3.21   $  2.21   $  2.61
                                               =======   =======   =======

    Diluted earnings per share                 $  3.19   $  2.20   $  2.58
                                               =======   =======   =======

                 See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                 (in millions of dollars, except per share data)

                                   ----------

                                                                                Accumulated Other
                                                                          Comprehensive Earnings (Losses)
                                                                          -------------------------------
                                                                Earnings
                                                               Reinvested    Currency                       Cost of       Total
                                                       Common    in the    Translation                    Repurchased  Stockholders'
                                                       Stock    Business   Adjustments   Other    Total      Stock        Equity
                                                       ------  ----------  -----------  ------  -------   -----------  ------------
Balances, January 1, 1997                              $  935   $ 22,480     $    192   $   (2) $    190   $  (9,387)    $ 14,218

Comprehensive earnings:
   Net earnings                                                    6,310                                                    6,310
   Other comprehensive losses, net of income taxes:
      Currency translation adjustments                                         (1,301)            (1,301)                  (1,301)
      Net unrealized appreciation on securities                                              2         2                        2
                                                                                                                         --------
   Total other comprehensive losses                                                                                        (1,299)
                                                                                                                         --------
Total comprehensive earnings                                                                                                5,011
                                                                                                                         --------
Exercise of stock options and issuance of other
  stock awards                                                        14                                         300          314
Cash dividends declared ($1.60 per share)                         (3,880)                                                  (3,880)
Stock repurchased                                                                                               (743)        (743)
                                                       ------   --------     --------   ------  --------   ---------     --------
   Balances, December 31, 1997                            935     24,924       (1,109)            (1,109)     (9,830)      14,920

Comprehensive earnings:
   Net earnings                                                    5,372                                                    5,372
   Other comprehensive earnings, net of income taxes:
      Currency translation adjustments                                             28                 28                       28
      Additional minimum pension liability                                                 (25)      (25)                     (25)
                                                                                                                         --------
   Total other comprehensive earnings                                                                                           3
                                                                                                                         --------
Total comprehensive earnings                                                                                                5,375
                                                                                                                         --------

Exercise of stock options and issuance of other
  stock awards                                                        50                                         287          337
Cash dividends declared ($1.68 per share)                         (4,085)                                                  (4,085)
Stock repurchased                                                                                               (350)        (350)
                                                       ------   --------     --------   ------  --------   ---------     --------
   Balances, December 31, 1998                            935     26,261       (1,081)     (25)   (1,106)     (9,893)      16,197

Comprehensive earnings:
   Net earnings                                                    7,675                                                    7,675
   Other comprehensive losses, net of income taxes:
      Currency translation adjustments                                           (975)              (975)                    (975)
      Additional minimum pension liability                                                 (27)      (27)                     (27)
                                                                                                                         --------
   Total other comprehensive losses                                                                                        (1,002)
                                                                                                                         --------
Total comprehensive earnings                                                                                                6,673
                                                                                                                         --------
Exercise of stock options and issuance of other
  stock awards                                                        13                                         115          128
Cash dividends declared ($1.84 per share)                         (4,393)                                                  (4,393)
Stock repurchased                                                                                             (3,300)      (3,300)
                                                       ------   --------     --------   ------  --------   ---------     --------
   Balances, December 31, 1999                         $  935   $ 29,556     $ (2,056)  $  (52) $ (2,108)  $ (13,078)    $ 15,305
                                                       ======   ========     ========   ======  ========   =========     ========

                 See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                          1999     1998      1997
                                                                          ----     ----      ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
     Net earnings - Consumer products                                   $ 7,534   $5,255   $ 6,152
                  - Financial services                                      141      117       158
                                                                        -------   ------   -------
     Net earnings                                                         7,675    5,372     6,310

     Adjustments to reconcile net earnings to operating cash flows:
     Consumer products
         Depreciation and amortization                                    1,702    1,690     1,629
         Deferred income tax (benefit) provision                           (156)      11      (188)
         Gain on sale of Brazilian ice cream businesses                                       (774)
         Gains on sales of other businesses                                 (62)              (196)
         Cash effects of changes, net of the effects from acquired and divested companies:
            Receivables, net                                                 95     (352)     (168)
            Inventories                                                     (39)    (192)     (531)
            Accounts payable                                                122     (150)       37
            Income taxes                                                    401      565        48
            Accrued liabilities and other current assets                  1,343      254     1,356
         Other                                                              (17)     671       653
     Financial services
         Deferred income tax provision                                      300      265       257
         Gain on sale of a business                                                           (103)
         Other                                                               11      (14)       10
                                                                        -------   ------   -------
              Net cash provided by operating activities                  11,375    8,120     8,340
                                                                        -------   ------   -------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
     Consumer products
         Capital expenditures                                            (1,749)  (1,804)   (1,874)
         Purchase of businesses, net of acquired cash                      (522)     (17)     (630)
         Proceeds from sales of businesses                                  175       16     1,784
         Other                                                               37     (154)       42
     Financial services
         Investments in finance assets                                     (682)    (736)     (652)
         Proceeds from finance assets                                        59      141       287
         Proceeds from sale of a business                                                      424
                                                                        -------   ------   -------
              Net cash used in investing activities                      (2,682)  (2,554)     (619)
                                                                        -------   ------   -------

                 See notes to consolidated financial statements.

                                    Continued
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                1999      1998      1997
                                                                ----      ----      ----
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
      Consumer products
           Net issuance (repayment) of short-term borrowings  $   435   $    61   $(1,482)
           Long-term debt proceeds                              1,339     2,065     2,893
           Long-term debt repaid                               (1,843)   (1,616)   (1,987)
      Financial services
           Net repayment of short-term borrowings                                    (173)
           Long-term debt proceeds                                500                 174
           Long-term debt repaid                                 (200)     (178)     (387)

      Repurchase of common stock                               (3,329)     (307)     (805)
      Dividends paid                                           (4,338)   (3,984)   (3,885)
      Issuance of common stock                                     74       265       205
      Other                                                      (135)     (200)      (74)
                                                              -------   -------   -------
           Net cash used in financing activities               (7,497)   (3,894)   (5,521)
                                                              -------   -------   -------

Effect of exchange rate changes on cash and cash equivalents     (177)      127      (158)
                                                              -------   -------   -------

Cash and cash equivalents:
      Increase                                                  1,019     1,799     2,042
      Balance at beginning of year                              4,081     2,282       240
                                                              -------   -------   -------
      Balance at end of year                                  $ 5,100   $ 4,081   $ 2,282
                                                              =======   =======   =======

Cash paid: Interest - Consumer products                       $ 1,086   $ 1,141   $ 1,219
                                                              =======   =======   =======
                    - Financial services                      $    75   $    79   $    79
                                                              =======   =======   =======

           Income taxes                                       $ 4,308   $ 2,644   $ 3,794
                                                              =======   =======   =======

                 See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 1. Summary of Significant Accounting Policies:

      Basis of presentation:

            The consolidated financial statements include all significant subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

            Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

            Certain prior years' amounts have been reclassified to conform with the current year's presentation.

      Cash and cash equivalents:

            Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

      Inventories:

            Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is determined by the average cost or first-in, first-out methods. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

      Impairment of long-lived assets:

            The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

      Depreciation, amortization and goodwill valuation:

            Depreciation is recorded by the straight-line method. Goodwill and other intangible assets substantially comprise brand names purchased through acquisitions, which are amortized on the straight-line method over 40 years. The Company periodically evaluates the recoverability of its intangible assets and measures any impairment by comparison with estimated undiscounted cash flows from future operations.

      Advertising costs:

            Advertising costs are expensed as incurred.

      Revenue recognition:

            The Company's consumer products businesses recognize operating revenues upon shipment of goods to customers. For the Company's financial services operation, income attributable to

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

            leveraged leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant after-tax rate of return on the positive net investment. The income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant pre-tax rate of return on the net investment.

      Hedging instruments:

            The Company utilizes certain financial instruments to manage its foreign currency, commodity and interest rate exposures. The Company does not engage in trading or other speculative use of these financial instruments. To qualify as a hedge, the Company must be exposed to price, currency or interest rate risk and the financial instrument must reduce the exposure and be designated as a hedge. Additionally, for hedges of anticipated transactions, the significant characteristics and expected terms of the anticipated transaction must be identified and it must be probable that the anticipated transaction will occur. Financial instruments qualifying for hedge accounting must maintain a high correlation between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

            The Company uses forward contracts, options and swap agreements to mitigate its foreign currency exposure. The corresponding gains and losses on those contracts are deferred and included in the basis of the underlying hedged transactions when settled. Options are used to hedge anticipated transactions. Option premiums are recorded generally as other current assets on the consolidated balance sheets and amortized to interest and other debt expense, net, over the lives of the related options. The intrinsic values of options are recognized as adjustments to the related hedged items. If anticipated transactions were not to occur, any gains or losses would be recognized in earnings currently. Foreign currency and related interest rate swap agreements are used to hedge certain foreign currency net investments. Realized and unrealized gains and losses on foreign currency swap agreements that are effective as hedges of net assets in foreign subsidiaries are offset against currency translation adjustments as a component of stockholders' equity. The interest differential to be paid or received under the currency and related interest rate swap agreements is recognized over the life of the related debt and is included in interest and other debt expense, net. Gains and losses on terminated foreign currency swap agreements, if any, are recorded in stockholders' equity as currency translation adjustments.

            Commodity futures and forward contracts are used by the Company to procure raw materials, primarily coffee, cocoa, sugar, wheat and corn. Commodity futures and options are also used to hedge the price of certain commodities, primarily coffee and cocoa. Realized gains and losses on commodity futures, forward contracts and options are deferred as a component of inventories and are recognized when related raw material costs are charged to cost of sales. If the anticipated transaction were not to occur, the gain or loss would be recognized in earnings currently.

            Interest rate swap agreements are accounted for on an accrual basis, with the net receivable or payable recognized as an adjustment to interest expense. Gains and losses on terminated interest rate swaps, if any, are recognized over the remaining life of the arrangement, or immediately, if the hedged items do not remain outstanding. The fair value of the interest rate swap agreements and changes in these fair values as a result of changes in market interest rates are not recognized in the consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

            During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which had an initial adoption date by the Company of January 1, 2000. During 1999, the FASB postponed the adoption date of SFAS No. 133 until January 1, 2001. SFAS No. 133 requires that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive earnings will be reclassified as earnings in the periods in which earnings are affected by the hedged item. The Company has not yet determined the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

      Stock-based compensation:

            The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which generally does not result in compensation cost.

      Software costs:

            The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use in accordance with Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which was adopted by the Company as of January 1, 1998. The adoption of SOP 98-1 had no material effect on the Company's financial position or results of operations.

            Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the software.

Note 2. Divestitures:

      During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million and the Company recorded pre-tax gains of $62 million.

      During 1997, the Company sold several domestic and international food businesses, including its Brazilian ice cream businesses and its North American maple-flavored syrup businesses, for total proceeds of $1.5 billion and net pre-tax gains of $958 million. In addition, the Company sold its equity interest in a Canadian beer operation and sold a minority interest in a beer import operation for proceeds of $306 million and a pre-tax gain of $12 million. The Company also sold its real estate operations for total proceeds of $424 million and a pre-tax gain of $103 million.

      The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs in the Company's consolidated statements of earnings.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 3. Acquisitions:

      During 1999, the Company's international tobacco subsidiary increased its ownership interest in a Portuguese tobacco company from 65% to 90% at a cost of $70 million. The Company also increased its ownership interest in a Polish tobacco company from 75% to 96% at a cost of $104 million.

      During 1999, the Company's beer subsidiary purchased four trademarks from the Pabst Brewing Company ("Pabst") and the Stroh Brewery Company ("Stroh"). The Company also agreed to increase its contract manufacturing of Pabst products, including brands that Pabst acquired from Stroh in a separate agreement. In addition, the Company assumed ownership of the Pabst brewery in Tumwater, Washington. The total cost of the four trademarks and the brewery was $189 million.

      During 1998, the Company's domestic tobacco subsidiary paid $150 million for options to purchase the voting and non-voting common stock of a company (the "acquiree"), the sole assets of which are three U.S. cigarette trademarks, L&M, Lark and Chesterfield. During 1999, the Company substantially completed its acquisition of the acquiree. Including the $150 million paid in December, the total acquisition price was approximately $300 million.

      During 1997, the Company increased its ownership interest in a Mexican cigarette business from 28.8% to 50.0% at a cost of $403 million.

      The effects of these and other smaller acquisitions were not material to the Company's financial position or results of operations in any of the periods presented.

Note 4. Inventories:

      The cost of approximately 47% and 50% of inventories in 1999 and 1998, respectively, was determined using the LIFO method. The stated LIFO values of inventories were approximately $0.8 billion and $1.1 billion lower than the current cost of inventories at December 31, 1999 and 1998, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 5. Short-Term Borrowings and Borrowing Arrangements:

      At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                         1999                    1998
                                 -------------------     -------------------
                                                (in millions)
                                               Average                 Average
                                   Amount     Year-end     Amount     Year-end
                                 Outstanding    Rate     Outstanding    Rate
                                 -----------    ----     -----------    ----
     Consumer products:
         Bank loans                $  676       8.8%       $  260       10.3%
         Amount reclassified
            as long-term debt         (35)                    (35)
                                   ------                  ------
                                   $  641                  $  225
                                   ======                  ======

      The fair values of the Company's short-term borrowings at December 31, 1999 and 1998, based upon current market interest rates, approximate the amounts disclosed above.

      The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $12.1 billion at December 31, 1999. Approximately $11.4 billion of these facilities were unused at December 31, 1999. Certain of these facilities, used to support commercial paper borrowings, are available for acquisitions and other corporate purposes and require the maintenance of a fixed charges coverage ratio.

      The Company's credit facilities include revolving bank credit agreements totaling $10.0 billion. Of these revolving bank agreements, an agreement for $8.0 billion will expire in 2002 and a second agreement for $2.0 billion will expire in September 2000. The $8.0 billion credit agreement enables the Company to reclassify short-term debt on a long-term basis. Accordingly, short-term borrowings that the Company intended to refinance were reclassified as long-term debt.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 6.  Long-Term Debt:

      At December 31, 1999 and 1998, the Company's long-term debt consisted of the following:

                                                                     1999       1998
                                                                     ----       ----
                                                                      (in millions)
      Consumer products:
           Short-term borrowings, reclassified                     $     35   $     35
           Notes, 6.15% to 9.25% (average effective
               rate 7.33%), due through 2008                          8,315      9,615
           Debentures, 6.00% to 8.50%
               (average effective rate 9.38%),
               $1.6 billion face amount, due through 2027             1,471      1,691
           Foreign currency obligations:
               Swiss franc, 2.05% to 5.38%
                 (average effective rate 4.58%), due through 2000       208        463
               German mark, 5.63% to 6.38%
                 (average effective rate 6.00%), due through 2002       319        361
               Euro, 4.50% to 5.63%
                 (average effective rate 5.07%), due through 2008     2,103      1,205
               Other foreign                                             70        122
           Other                                                        360        236
                                                                   --------   --------
                                                                     12,881     13,728
           Less current portion of long-term debt                    (1,601)    (1,822)
                                                                   --------   --------
                                                                   $ 11,280   $ 11,906
                                                                   ========   ========
      Financial services:
           Eurodollar bonds, 7.50%, due 2009                       $    497
           Eurodollar note, 6.63%, due 1999                                   $    200
           Foreign currency obligations:
                 French franc, 6.88%, due 2006                          158        179
                 German mark, 6.50% and 5.38%
                  (average effective rate 5.89%),
                  due 2003 and 2004                                     291        330
                                                                   --------   --------
                                                                   $    946   $    709
                                                                   ========   ========

      Approximately $1.2 billion of consumer products debt, previously reported as German mark debt in 1998, has been redenominated into euros, and is reflected as euro debt above.

      Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                            Consumer products            Financial services
                            -----------------            ------------------
                                             (in millions)
            2000                 $1,601
            2001                  2,234
            2002                  1,344
            2003                  1,232                        $ 132
            2004                    909                          159
            2005-2009             4,576                          655
            2010-2014               256
            Thereafter              811

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      The current portion of long-term debt and the aggregate maturities for the year 2000 include $800 million of debt, which may mature in March 2000 if the ten-year United States Treasury rate exceeds a contractually determined level.

      Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including current portion of long-term debt, at December 31, 1999 and 1998 was $13.5 billion and $15.4 billion, respectively.

Note 7. Capital Stock:

      In 1997, the Company's Board of Directors declared a three-for-one split of the Company's common stock, changed the common stock's par value from $1.00 to $0.33 1/3 per share and increased the number of authorized shares of common stock from 4 billion to 12 billion shares. All references in the consolidated financial statements to shares and related prices, weighted average number of shares, per share amounts and stock plan data have been adjusted to reflect the split.

      Shares of common stock issued, repurchased and outstanding were as follows:

                                               Shares          Shares       Net Shares
                                               Issued       Repurchased     Outstanding
                                           -------------   ------------    -------------
      Balances, January 1, 1997            2,805,961,317   (374,615,043)   2,431,346,274

      Exercise of stock options and
         issuance of other stock awards                      12,345,228       12,345,228
      Repurchased                                           (18,204,213)     (18,204,213)
                                           -------------   ------------    -------------
          Balances, December 31, 1997      2,805,961,317   (380,474,028)   2,425,487,289

      Exercise of stock options and
         issuance of other stock awards                      11,501,286       11,501,286
      Repurchased                                            (6,454,000)      (6,454,000)
                                           -------------   ------------    -------------
          Balances, December 31, 1998      2,805,961,317   (375,426,742)   2,430,534,575

      Exercise of stock options and
         issuance of other stock awards                       4,614,412        4,614,412
      Repurchased                                           (96,629,246)     (96,629,246)
                                           -------------   ------------    -------------
          Balances, December 31, 1999      2,805,961,317   (467,441,576)   2,338,519,741
                                           =============   ============    =============

      At December 31, 1999, 165,687,673 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Note 8. Stock Plans:

      Under the Philip Morris 1997 Performance Incentive Plan (the "Plan"), the Company may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 120 million shares of common stock may be issued under the Plan, of which no more than 36 million shares may be awarded as restricted stock. Shares available to be granted at December 31, 1999 were 64,790,605.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the Plan generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

      The Company applies the intrinsic value-based methodology in accounting for the Plan. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards under the Plan been determined by using the fair value at the grant date, the Company's net earnings, basic and diluted earnings per share ("EPS") would have been $7,582 million, $3.17 and $3.16, respectively, for the year ended December 31, 1999; $5,280 million, $2.17 and $2.16, respectively, for the year ended December 31, 1998; and $6,218 million, $2.57 and $2.55, respectively, for the year ended December 31, 1997. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                Weighted
                                 Average                Expected
                Risk-Free       Expected    Expected    Dividend     Fair Value
              Interest Rate       Life     Volatility     Yield    at Grant Date
              -------------     --------   ----------   --------   -------------

      1999        5.81%         5 years      26.06%       4.41%        $ 8.21
      1998        5.52          5            23.83        4.03           7.78
      1997        6.38          5            27.86        3.65          10.83

      Option activity was as follows for the years ended December 31, 1997, 1998 and 1999:

                                                        Weighted
                                     Shares Subject      Average       Options
                                       to Option     Exercise Price  Exercisable
                                       ---------     --------------  -----------

      Balance at January 1, 1997       81,213,381        $24.81       58,949,796

          Options granted              16,105,390         43.88
          Options exercised           (12,782,568)        19.86
          Options canceled               (890,644)        34.75
                                      -----------
      Balance at December 31, 1997     83,645,559         29.13       67,827,399

          Options granted              18,652,100         39.74
          Options exercised           (12,042,497)        22.56
          Options canceled             (3,051,498)        31.74
                                      -----------
      Balance at December 31, 1998     87,203,664         32.21       68,864,594

          Options granted              22,154,585         39.87
          Options exercised            (5,665,611)        20.37
          Options canceled             (3,386,670)        30.08
                                      -----------
      Balance at December 31, 1999    100,305,968         34.65       78,423,023
                                      ===========

      The weighted average exercise prices of options exercisable at December 31, 1999, 1998 and 1997 were $33.19, $30.21 and $25.69, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      The following table summarizes the status of stock options outstanding and exercisable as of December 31, 1999 by range of exercise price:

                                 Options Outstanding            Options Exercisable
                        ------------------------------------   ----------------------
                                                    Weighted                Weighted
         Range of                      Remaining     Average                 Average
         Exercise         Number      Contractual   Exercise     Number     Exercise
          Prices        Outstanding      Life         Price    Exercisable    Price
         --------       -----------   -----------   --------   -----------  --------
      $15.64 - $21.67    10,979,653    3  years      $17.80     10,979,653   $17.80
       24.52 -  34.90    31,448,685    5              29.14     31,444,220    29.14
       35.81 -  40.00    43,475,575    8              39.82     21,597,095    39.77
       41.62 -  58.72    14,402,055    7              43.90     14,402,055    43.90
                        -----------                             ----------
                        100,305,968                             78,423,023
                        ===========                             ==========

      The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 1999, 1998 and 1997, the Company granted 100,000, 603,650 and 692,100 shares, respectively, of restricted stock to eligible U.S. based employees and also issued to eligible non-U.S. employees rights to receive 125,000, 120,500 and 392,400 like shares, respectively, during 1999, 1998 and 1997. At December 31, 1999, restrictions on the stock, net of forfeitures, lapse as follows: 2000-633,500 shares; 2001-25,000 shares; 2002-1,340,900 shares; 2003-295,250 shares; and 2004 and thereafter-625,000 shares.

      The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to restricted stock and other stock awards of $9 million, $34 million and $29 million for the years ended December 31, 1999, 1998 and 1997, respectively. The unamortized portion, which is reported as a reduction of earnings reinvested in the business, was $47 million and $59 million at December 31, 1999 and 1998, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 9. Earnings per Share:

      Basic and diluted EPS were calculated using the following for the years ended December 31, 1999, 1998 and 1997:

                                                    1999        1998       1997
                                                    ----        ----       ----
                                                           (in millions)

      Net earnings                                 $7,675      $5,372     $6,310
                                                   ======      ======     ======

      Weighted average shares for basic EPS         2,393       2,429      2,420

      Plus incremental shares from conversions:
         Restricted stock and stock rights              2           1          1
         Stock options                                  8          16         21
                                                   ------      ------     ------

      Weighted average shares for diluted EPS       2,403       2,446      2,442
                                                   ======      ======     ======

      In 1999, 1998, and 1997, options on 47 million, 15 million and 12 million shares of common stock, respectively, were not included in the calculation of weighted average shares for diluted EPS because their effects would be antidilutive.

Note 10. Pre-tax Earnings and Provision for Income Taxes:

      Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 1999, 1998 and 1997:

                                                    1999        1998       1997
                                                    ----        ----       ----
                                                           (in millions)
      Pre-tax earnings:
          United States                           $  8,495     $5,134    $ 7,515
          Outside United States                      4,200      3,953      3,096
                                                  --------     ------    -------
      Total pre-tax earnings                      $ 12,695     $9,087    $10,611
                                                  ========     ======    =======

      Provision for income taxes:
          United States federal:
               Current                            $  2,810     $1,614    $ 2,027
               Deferred                                280        171         12
                                                  --------     ------    -------
                                                     3,090      1,785      2,039
          State and local                              485        350        354
                                                  --------     ------    -------
          Total United States                        3,575      2,135      2,393
                                                  --------     ------    -------

          Outside United States:
               Current                               1,581      1,475      1,851
               Deferred                               (136)       105         57
                                                  --------     ------    -------
          Total outside United States                1,445      1,580      1,908
                                                  --------     ------    -------

      Total provision for income taxes            $  5,020     $3,715    $ 4,301
                                                  ========     ======    =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      At December 31, 1999, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $5.8 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $289 million would have been provided.

      The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. The Company believes adequate tax payments and accruals have been made and recorded for all years.

      The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 1999, 1998 and 1997:

                                                        1999    1998    1997
                                                        ----    ----    ----

            U.S. federal statutory rate                 35.0%   35.0%   35.0%
            Increase (decrease) resulting from:
                 State and local income taxes, net of
                   federal tax benefit                   2.5     2.5     2.2
                 Rate differences - foreign operations  (0.3)   (0.2)    3.7
                 Goodwill amortization                   1.4     2.0     1.7
                 Other                                   0.9     1.6    (2.1)
                                                        ----    ----    ----
            Effective tax rate                          39.5%   40.9%   40.5%
                                                        ====    ====    ====

      The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 1999 and 1998:

                                                         1999        1998
                                                         ----        ----
                                                           (in millions)
      Deferred income tax assets:
          Accrued postretirement and postemployment
             benefits                                  $ 1,200     $ 1,195
          Settlement charges                               854         476
          Other                                            959         987
                                                       -------     -------
          Total deferred income tax assets               3,013       2,658
                                                       -------     -------

      Deferred income tax liabilities:
          Property, plant and equipment                 (1,851)     (1,866)
          Prepaid pension costs                           (447)       (279)
                                                       -------     -------
          Total deferred income tax liabilities         (2,298)     (2,145)
                                                       -------     -------

      Net deferred income tax assets                   $   715     $   513
                                                       =======     =======

      Financial services deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 11. Segment Reporting:

      Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes previously issued segment reporting disclosure rules and requires reporting of segment information that is consistent with the way in which management operates the Company. The adoption of SFAS No. 131 at December 31, 1998 did not have any impact on the Company's financial position or the results of operations.

      The Company's products include cigarettes, food (consisting principally of coffee, cheese, chocolate confections, processed meat products and various packaged grocery products) and beer. A subsidiary of the Company, Philip Morris Capital Corporation, invests in leveraged and direct finance leases, other tax-oriented financing transactions and third-party financings. These products and services constitute the Company's reportable segments of domestic tobacco, international tobacco, North American food, international food, beer and financial services.

      The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the reportable segments excludes general corporate expenses, minority interest and amortization of goodwill. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company's management. The Company's assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food, beer and financial services segments. Goodwill and the related amortization are principally attributable to the North American food segment. Other assets consist primarily of cash and cash equivalents. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

      Reportable segment data were as follows:

                                              For the years ended December 31,
                                              --------------------------------
                                                1999       1998       1997
                                                ----       ----       ----
                                                      (in millions)
      Operating revenues:
            Domestic tobacco                  $19,596    $15,310    $13,584
            International tobacco              27,506     27,390     26,240
            North American food                17,546     17,312     16,838
            International food                  9,251      9,999     10,852
            Beer                                4,342      4,105      4,201
            Financial services                    355        275        340
                                              -------    -------    -------
                  Total operating revenues    $78,596    $74,391    $72,055
                                              =======    =======    =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

                                                For the years ended December 31,
                                                --------------------------------
                                                    1999      1998      1997
                                                    ----      ----      ----
                                                         (in millions)
      Operating companies income:
           Domestic tobacco                      $ 4,865   $ 1,489   $ 3,287
           International tobacco                   4,968     5,029     4,572
           North American food                     3,107     3,055     2,873
           International food                      1,146     1,127     1,326
           Beer                                      511       451       459
           Financial services                        228       183       297
                                                 -------   -------   -------
             Total operating companies income     14,825    11,334    12,814
           Amortization of goodwill                 (582)     (584)     (585)
           General corporate expenses               (627)     (645)     (479)
           Minority interest                        (126)     (128)      (87)
                                                 -------   -------   -------
             Total operating income               13,490     9,977    11,663
           Interest and other debt expense, net     (795)     (890)   (1,052)
                                                 -------   -------   -------
             Total earnings before income taxes  $12,695   $ 9,087   $10,611
                                                 =======   =======   =======

      During 1999, Philip Morris Incorporated ("PM Inc."), the Company's domestic tobacco operation, announced plans to phase out cigarette production capacity at its Louisville, Kentucky manufacturing plant by August 2000. The closure of this facility will occur in stages, as cigarette production is shifted to other PM Inc. manufacturing facilities in the United States. As a result of this announcement, PM Inc. recorded pre-tax charges of $183 million during 1999. These charges, which are in marketing, administration and research costs in the consolidated statement of earnings, included severance benefits and enhanced pension and postretirement benefits in accordance with the terms of the underlying plans, for approximately 1,500 hourly and salaried employees. Severance benefits, which can either be paid in a lump sum or as income protection payments over a period of time, commence upon termination of employment. Payments of enhanced pension and postretirement benefits are made over the remaining lives of the former employees in accordance with the terms of the related benefit plans. To date, in light of the payment terms, minimal amounts have been paid. All operating costs of the manufacturing plant, including increased depreciation, are charged to expense as incurred during the closing period. During 1998, pre-tax charges of $319 million were recorded principally for voluntary separation, early retirement and severance programs. The 1998 charges were primarily for enhanced pension and postretirement benefits for the approximately 2,100 hourly and salaried employees at various operating locations who elected to participate in the program. Benefit payments were made in accordance with the provisions of the related pension and postretirement benefit plans. Operating companies income for the domestic tobacco segment also included pre-tax tobacco litigation settlement charges of $3,381 million and $1,457 million for the years ended December 31, 1998 and 1997, respectively.

      During 1999, Kraft Foods North America ("Kraft") announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, Kraft recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in the consolidated

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      statement of earnings and in the North American food segment. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which are paid over a period of time, commence upon dates of retirement or termination that range from April 1999 to March 2000. Salary and related benefit costs of employees prior to the retirement or termination date are expensed as incurred.

      During 1999, a subsidiary of the Company announced the closure of a cigarette factory and the corresponding reduction of cigarette production capacity in Brazil. Prior to the factory closure, existing employees were offered voluntary dismissal benefits. These benefits were accepted by half of the approximately 1,000 employees at the facility. During the third quarter of 1999, the factory was closed and the remaining employees were severed. A pre-tax charge of $136 million was recorded in marketing, administration and research costs in the consolidated statement of earnings of the international tobacco segment to write down the tobacco machinery and equipment no longer in use and to recognize the cost of severance benefits. Payments of severance benefits to former employees are in accordance with the local Brazilian regulations.

      A pre-tax charge of $29 million was recorded in marketing, administration and research costs in the consolidated statement of earnings of the beer segment in 1999 to write down the book value of three brewing facilities to their estimated fair values. One of the facilities is presently closed, while the remaining two facilities are not expected to generate sufficient future cash flows to recover the recorded cost of the facilities. The operating costs of these brewing facilities are charged to expense as incurred. General corporate expenses for the year ended December 31, 1998 included pre-tax charges of $116 million related to the settlement of shareholder litigation and $18 million for separation programs covering approximately 100 hourly and salaried employees at the Company's corporate headquarters.

See Notes 2 and 3 regarding divestitures and acquisitions.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

                                               For the years ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                                  ----       ----       ----
      Depreciation expense:                             (in millions)
            Domestic tobacco                    $   212    $   216    $   171
            International tobacco                   278        267        236
            North American food                     281        267        268
            International food                      210        227        246
            Beer                                    114        108        104
                                                -------    -------    -------
                                                  1,095      1,085      1,025
            Other                                    25         21         19
                                                -------    -------    -------
            Total depreciation expense          $ 1,120    $ 1,106    $ 1,044
                                                =======    =======    =======

      Assets:
            Tobacco                             $16,102    $16,395    $15,012
            Food                                 30,462     31,397     31,170
            Beer                                  1,769      1,503      1,451
            Financial services                    7,711      6,480      5,886
                                                -------    -------    -------
                                                 56,044     55,775     53,519
            Other                                 5,337      4,145      2,428
                                                -------    -------    -------
                  Total assets                  $61,381    $59,920    $55,947
                                                =======    =======    =======

      Capital expenditures:
            Domestic tobacco                    $   122    $   217    $   483
            International tobacco                   561        588        455
            North American food                     568        534        440
            International food                      292        307        297
            Beer                                    165        129        115
                                                -------    -------    -------
                                                  1,708      1,775      1,790
            Other                                    41         29         84
                                                -------    -------    -------
                  Total capital expenditures    $ 1,749    $ 1,804    $ 1,874
                                                =======    =======    =======

      The Company's operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment revenues attributable to customers located in Germany were $8.9 billion, $9.2 billion and $9.5 billion for the years ended December 31, 1999, 1998 and 1997, respectively.

      Geographic data for operating revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets) were as follows:

                                              For the years ended December 31,
                                              --------------------------------
                                                 1999       1998       1997
                                                 ----       ----       ----
                                                       (in millions)
      Operating revenues:
            United States - domestic           $40,287    $35,432    $33,208
                          - export               5,046      6,005      6,705
            Europe                              25,103     25,169     24,796
            Other                                8,160      7,785      7,346
                                               -------    -------    -------
            Total operating revenues           $78,596    $74,391    $72,055
                                               =======    =======    =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

                                      For the years ended December 31,
                                      --------------------------------
                                        1999        1998        1997
                                        ----        ----        ----
                                               (in millions)
      Long-lived assets:
          United States               $17,263     $15,616     $14,533
          Europe                        4,143       4,159       4,057
          Other                         2,201       2,349       2,128
                                      -------     -------     -------
          Total long-lived assets     $23,607     $22,124     $20,718
                                      =======     =======     =======

Note 12. Benefit Plans:

      The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

      Effective December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 does not change the measurement or recognition of those plans, but revises the disclosure requirements for pension and other postretirement benefit plans for all years presented.

Pension Plans

      Net pension cost (income) consisted of the following for the years ended December 31, 1999, 1998 and 1997:

                                                         U. S. Plans              Non-U.S. Plans
                                                   ----------------------     ----------------------
                                                   1999     1998     1997     1999     1998     1997
                                                   ----     ----     ----     ----     ----     ----
                                                                     (in millions)
      Service cost                                $ 152    $ 156    $ 137    $ 102    $  91    $  83
      Interest cost                                 436      406      382      162      165      163
      Expected return on plan assets               (766)    (615)    (564)    (168)    (150)    (135)
      Amortization:
            Net gain on adoption of SFAS No. 87     (23)     (24)     (24)
            Unrecognized net loss (gain) from
              experience differences                (22)                         3       (4)      (1)
            Prior service cost                       19       15       14        6        6        6
      Termination, settlement and curtailment        22      251      (22)
                                                  -----    -----    -----    -----    -----    -----
            Net pension cost (income)             $(182)   $ 189    $ (77)   $ 105    $ 108    $ 116
                                                  =====    =====    =====    =====    =====    =====

      During 1999, 1998 and 1997, the Company instituted early retirement and workforce reduction programs and, during 1997, the Company also sold businesses. These actions resulted in additional termination benefits of $128 million, net of settlement and curtailment gains of $106 million in 1999, additional termination benefits and curtailment losses of $279 million, net of settlement gains of $28 million in 1998 and settlement gains of $22 million in 1997.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 1999 and 1998 were as follows:

                                                            U.S. Plans         Non-U.S. Plans
                                                         ---------------       ---------------
                                                         1999       1998       1999       1998
                                                         ----       ----       ----       ----
                                                                     (in millions)
      Benefit obligation at January 1                  $ 6,220    $ 5,523    $ 3,201    $ 2,701
          Service cost                                     152        156        102         91
          Interest cost                                    436        406        162        165
          Benefits paid                                   (693)      (396)      (155)      (129)
          Termination, settlement and curtailment          210        305
          Actuarial (gains) losses                        (597)       238        (34)       263
          Currency                                                              (272)        95
          Other                                             67        (12)        33         15
                                                       -------    -------    -------    -------
      Benefit obligation at December 31                  5,795      6,220      3,037      3,201
                                                       -------    -------    -------    -------

      Fair value of plan assets at January 1             8,703      8,085      2,248      2,189
          Actual return on plan assets                   1,240        973        252        116
          Contributions                                    309         14         88         53
          Benefits paid                                   (649)      (372)      (112)       (93)
          Currency                                                              (194)        39
          Actuarial gains (losses)                          18          3         90        (56)
                                                       -------    -------    -------    -------
      Fair value of plan assets at December 31           9,621      8,703      2,372      2,248
                                                       -------    -------    -------    -------

      Excess (deficit) of plan assets versus benefit
        obligations at December 31                       3,826      2,483       (665)      (953)
         Unrecognized actuarial (gains) losses          (2,573)    (1,718)       (92)       171
         Unrecognized prior service cost                   148        107         37         37
         Unrecognized net transition obligation            (34)       (58)        10         12
                                                       -------    -------    -------    -------
      Net prepaid pension asset (liability)            $ 1,367    $   814    $  (710)   $  (733)
                                                       =======    =======    =======    =======

      The combined domestic and foreign pension plans resulted in a net prepaid pension asset of $657 million and $81 million at December 31, 1999 and 1998, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 1999 and 1998 as other assets of $2.2 billion and $1.9 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $1.5 billion and $1.8 billion, respectively, for those plans in which the accumulated benefit obligations exceeded their plan assets.

      For domestic plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $305 million, $242 million and $25 million, respectively, as of December 31, 1999 and $1,484 million, $1,374 million and $1,123 million, respectively, as of December 31, 1998. For foreign plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,020 million, $917 million and $97 million, respectively, as of December 31, 1999 and $1,111 million, $996 million and $155 million, respectively, as of December 31, 1998.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                                     U.S. Plans   Non-U.S. Plans
                                                    -----------   --------------
                                                    1999   1998    1999   1998
                                                    ----   ----    ----   ----
            Discount rate                           7.75%  7.00%   5.58%  5.37%
            Expected rate of return on plan assets  9.00   9.00    7.95   7.63
            Rate of compensation increase           4.50   4.50    3.71   3.73

      The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $198 million, $201 million and $200 million in 1999, 1998 and 1997, respectively.

Postretirement Benefit Plans

      Net postretirement health care costs consisted of the following for the years ended December 31, 1999, 1998 and 1997:

                                                           1999    1998    1997
                                                           ----    ----    ----
                                                               (in millions)
            Service cost                                  $  56   $  56   $  54
            Interest cost                                   188     182     182
            Amortization:
               Unrecognized net gain from experience
                 differences                                 (3)     (3)     (3)
               Unrecognized prior service cost              (12)    (12)    (12)
            Other expense                                    23      30
                                                          -----   -----   -----
                 Net postretirement health care costs     $ 252   $ 253   $ 221
                                                          =====   =====   =====

      During 1999, 1998 and 1997, the Company instituted early retirement and workforce reduction programs. These actions resulted in curtailment losses of $23 million in 1999 and additional postretirement health care costs of $20 million and curtailment losses of $10 million in 1998, all of which are included in other expense above.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      The Company's postretirement health care plans currently are not funded. The changes in the benefit obligations of the plans at December 31, 1999 and 1998 were as follows:

                                                                             1999       1998
                                                                             ----       ----
                                                                              (in millions)
            Accumulated postretirement benefit obligation at January 1     $ 2,771    $ 2,627
               Service cost                                                     56         56
               Interest cost                                                   188        182
               Benefits paid                                                  (142)      (135)
               Termination, settlement and curtailment                          45        107
               Plan amendments                                                  (8)         1
               Actuarial gains                                                (381)       (67)
                                                                           -------    -------
            Accumulated postretirement benefit obligation at December 31     2,529      2,771

               Unrecognized actuarial gains (losses)                           159       (201)
               Unrecognized prior service cost                                  90         96
                                                                           -------    -------
            Accrued postretirement health care costs                       $ 2,778    $ 2,666
                                                                           =======    =======

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.5% in 1998, 7.0% in 1999 and 6.5% in 2000, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 12.0% in 1998, 11.0% in 1999 and 10.0% in 2000, gradually declining to 4.0% by the year 2005 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 11.9% and 13.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 1999 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 9.8% and 11.1%, respectively.

      The accumulated postretirement benefit obligations for U.S. plans at December 31, 1999 and 1998 were determined using assumed discount rates of 7.75% and 7.0%, respectively. The accumulated postretirement benefit obligation at December 31, 1999 and 1998 for Canadian plans was determined using assumed discount rates of 7.0% and 6.50%, respectively.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Postemployment Benefit Plans

      The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 1999, 1998 and 1997:

                                                     1999    1998    1997
                                                     ----    ----    ----
                                                        (in millions)
            Service cost                             $ 24    $ 25    $ 26
            Amortization of unrecognized net loss       2       5      17
            Other expense                             161      30     288
                                                     ----    ----    ----
                 Net postemployment costs            $187    $ 60    $331
                                                     ====    ====    ====

      The Company instituted workforce reduction programs in its tobacco and North American food operations in 1999, in its domestic tobacco operations in 1998 and in its international food operations in 1997. These actions resulted in incremental postemployment costs, which are shown as other expense above.

      The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 1999 and 1998 were as follows:

                                                              1999      1998
                                                              ----      ----
                                                              (in millions)
            Accumulated benefit obligation at January 1      $ 602     $ 743
               Service cost                                     24        25
               Benefits paid                                  (149)     (196)
               Other expense                                   161        30
                                                             -----     -----
            Accumulated benefit obligation at December 31      638       602

               Unrecognized actuarial gains                      5        11
                                                             -----     -----
            Accrued postemployment costs                     $ 643     $ 613
                                                             =====     =====

      The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 1999 and 1998, assumed compensation cost increases of 4.5% in 1999 and 1998, and assumed benefits as defined in the respective plans or historical experience of the plan sponsors. Postemployment costs in excess of actuarially determined benefits are charged to expense when incurred.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 13. Additional Information:

                                                For the years ended December 31,
                                                --------------------------------
                                                   1999       1998       1997
                                                   ----       ----       ----
                                                          (in millions)

      Research and development expense           $   522    $   506    $   533
                                                 =======    =======    =======

      Advertising expense                        $ 2,301    $ 2,416    $ 2,530
                                                 =======    =======    =======

      Interest and other debt expense, net:
          Interest expense                       $ 1,100    $ 1,144    $ 1,184
          Interest income                           (305)      (254)      (132)
                                                 -------    -------    -------
                                                 $   795    $   890    $ 1,052
                                                 =======    =======    =======
      Interest expense of financial services
          operations included in cost of sales   $    89    $    77    $    67
                                                 =======    =======    =======

      Rent expense                               $   467    $   429    $   443
                                                 =======    =======    =======

Note 14. Financial Instruments:

      Derivative financial instruments

      The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

      The Company has foreign currency and related interest rate swap agreements that were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 1999 and 1998, the notional principal amounts of those agreements were $3.4 billion and $3.3 billion, respectively. Aggregate maturities at December 31, 1999 were as follows (in millions): 2000, $1,015; 2002, $155; 2003, $129; 2004, $162;
      2006, $876; and 2008, $1,054. The local currency notional amount is used to calculate interest payments that are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.

      Forward foreign exchange contracts and foreign currency options are used by the Company to reduce the effect of fluctuating foreign currencies on foreign currency denominated intercompany and third party transactions. At December 31, 1999 and 1998, the Company had option and forward foreign exchange contracts, principally for the Japanese yen, British pound and the euro, with an aggregate notional amount of $3.8 billion and $8.1 billion, respectively, for both the purchase and/or sale of foreign currencies.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      Credit exposure and credit risk

      The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance and such exposure was not material at December 31, 1999.

      Fair value

      The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 1999 was $14.1 billion as compared to its carrying value of $14.5 billion. The aggregate fair value of the Company's total debt at December 31, 1998 was $15.6 billion as compared to its carrying value of $14.7 billion.

      The carrying values of the foreign currency and related interest rate swap agreements, the forward foreign currency contracts and the currency option contracts, which did not differ materially from their fair values, were not material.

      See Notes 5 and 6 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 15. Contingencies:

      Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against the Company, its subsidiaries and affiliates, including PM Inc., the Company's domestic tobacco subsidiary, and Philip Morris International Inc. ("PMI"), the Company's international tobacco subsidiary, and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

                     Overview of Tobacco-Related Litigation

      Types and Number of Cases

      Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation, including suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Damages claimed in some of the smoking and health class actions, health care cost recovery cases and asbestos contribution cases range into the billions of dollars. Plaintiffs' theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

      As of December 31, 1999, there were approximately 380 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some cases, the

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      Company, compared with approximately 510 such cases on December 31, 1998, and approximately 375 such cases on December 31, 1997. Approximately 13 of the individual cases involve allegations of various personal injuries allegedly related to exposure to environmental tobacco smoke ("ETS"). In January 2000, approximately 300 additional individual cases were filed in Florida by current and former flight attendants claiming personal injuries allegedly related to ETS. The flight attendants were members of an ETS smoking and health class action which was settled in 1998. The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages.

      In addition, as of December 31, 1999, there were approximately 50 smoking and health putative class actions pending in the United States against PM Inc. and, in some cases, the Company (including eight that involve allegations of various personal injuries related to exposure to ETS), compared with approximately 60 such cases on December 31, 1998, and approximately 50 such cases on December 31, 1997. Many of these actions purport to constitute statewide class actions and were filed after May 1996 when the United States Court of Appeals for the Fifth Circuit, in the Castano case, reversed a federal district court's certification of a purported nationwide class action on behalf of persons who were allegedly "addicted" to tobacco products.

      As of December 31, 1999, there were approximately 60 health care cost recovery actions pending in the United States (excluding the cases covered by the 1998 Master Settlement Agreement discussed below), compared with approximately 95 health care cost recovery cases pending on December 31, 1998, and 105 cases on December 31, 1997.

      There are also a number of tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including approximately 55 smoking and health cases initiated by one or more individuals (Argentina (38), Brazil (2), Canada (1), Germany (3), Hong Kong (1), Ireland (1), Italy (1), Japan (1), the Philippines (1), Poland
      (2), Scotland (1), Spain (1) and Turkey (2)), compared with approximately 27 such cases on December 31, 1998. In addition, there are 10 smoking and health putative class actions pending outside the United States (Australia
      (2), Brazil (3), Canada (3), Israel (1) and Nigeria (1)), compared with six in December 1998. In addition, during the past two years, health care cost recovery actions have been brought in Israel, the Marshall Islands, British Columbia, Canada and France (by a local agency of the French social security health insurance system) and, in the United States, by Bolivia, Guatemala (dismissed, as discussed below), Panama, Nicaragua, Thailand (voluntarily dismissed), Ukraine, Venezuela and the States of Goias and Rio de Janeiro, Brazil.

      Federal Government's Lawsuit

      In September 1999, the U.S. government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers and others, including the Company and PM Inc., asserting claims under three federal statutes, the Medical Care Recovery Act, the Medicare Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks various types of equitable and declaratory relief, including disgorgement, an injunction prohibiting

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. In December 1999, the Company and PM Inc. filed a motion to dismiss this lawsuit on numerous grounds, including that the statutes invoked by the government do not provide a basis for the relief sought. The Company and PM Inc. believe that they have a number of valid defenses to the lawsuit and will vigorously defend it.

      Industry Trial Results

      There have been several jury verdicts in tobacco-related litigation during the past three years. In July 1999, a Louisiana jury returned a verdict in favor of defendants in an individual smoking and health case against other cigarette manufacturers. Also in July 1999, the jury in the Engle smoking and health class action pending in Florida returned a verdict against PM Inc. and several other tobacco companies in "Phase One" of the trial, which concerned certain issues determined by the trial court to be "common" to the causes of action of the plaintiff class. Liability and damages in relation to any individual class member were not decided in Phase One (see "Engle Trial", below, for a more detailed discussion of the Phase One verdict and certain other developments in this case). In June 1999, a Mississippi jury returned a verdict in favor of defendants, including PM Inc., in an action brought on behalf of an individual who died allegedly as a result of exposure to ETS. In May 1999, a Missouri jury returned a verdict in favor of defendant in an individual smoking and health case against another cigarette manufacturer. Also in May 1999, a Tennessee jury returned a verdict in favor of defendants, including PM Inc., in two of three individual smoking and health cases consolidated for trial. In the third case (not involving PM Inc.), the jury found liability against defendants and apportioned fault equally between plaintiff and defendants. Under Tennessee's system of modified comparative fault, because the jury found plaintiff's fault equal to that of defendants, recovery was not permitted.

      In March 1999, an Oregon jury awarded $800,000 in actual damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM Inc. In February 1999, a California jury awarded $1.5 million in compensatory damages and $50 million in punitive damages against PM Inc. The punitive damage awards in the Oregon and California actions have been reduced to $32 million and $25 million, respectively. PM Inc. is appealing the verdicts and the damage awards in these cases.

      In March 1999, a jury returned a verdict in favor of defendants, including PM Inc., on all counts in a union health care cost recovery action brought on behalf of approximately 114 employer-employee trust funds in Ohio.

      Previously, juries had returned verdicts for defendants in three individual smoking and health cases and in one individual ETS smoking and health case. In January 1999, a Florida court set aside a jury award totaling approximately $1 million in a smoking and health case against another United States cigarette manufacturer and ordered a new trial in the case. In June 1998, a Florida appeals court reversed a $750,000 jury verdict awarded in August 1996 against another United States cigarette manufacturer, and the Florida Supreme Court has heard oral arguments on this ruling. In 1997, a court in Brazil awarded plaintiffs in a smoking and health case the Brazilian currency equivalent of $81,000, attorneys' fees and a monthly annuity for 35 years equal to two-thirds of the deceased smoker's last monthly salary. In March 1999, an appeals court reversed the trial court's award and dismissed the case. Neither the Company nor its affiliates were parties to that action.

      In December 1999, a French court in an action brought on behalf of a deceased smoker, found that another

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      cigarette manufacturer had a duty to warn him about risks associated with smoking prior to 1976, when the French government required warning labels on cigarettes packs, and failed to do so. The court did not determine causation or liability, which shall be considered in future proceedings. Neither the Company nor its affiliates are parties to this action.

      Engle Trial

      Trial in this Florida smoking and health class action case began in July 1998. The plaintiff class seeks compensatory and punitive damages, each in excess of $100 billion, as well as attorneys' fees and court costs. The class consists of all Florida residents and citizens, and their survivors, "who have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine."

      On July 7, 1999, the jury returned a verdict against defendants in Phase One of the three-phase trial plan. The Phase One verdict concerned certain issues determined by the trial court to be "common" to the causes of action of the plaintiff class. Among other things, the jury found that smoking cigarettes causes 20 diseases or medical conditions, that cigarettes are addictive or dependence-producing, defective and unreasonably dangerous, that defendants made materially false statements with the intention of misleading smokers, that defendants concealed or omitted material information concerning the health effects and/or the addictive nature of smoking cigarettes and agreed to misrepresent and conceal the health effects and/or the addictive nature of smoking cigarettes, and that defendants were negligent and engaged in extreme and outrageous conduct or acted with reckless disregard with the intent to inflict emotional distress. The jury also found that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages."

      Liability and damages in relation to any individual class member were not decided in Phase One. Phase Two of the trial commenced on November 1, 1999. During this phase, the claims of three of the named plaintiffs are being adjudicated in a consolidated trial before the same jury that returned the verdict in Phase One. Under the trial plan, the jury in Phase Two will determine issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of the named plaintiffs and their entitlement to damages, if any.

      Phase Three of the trial plan would address other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

      By order dated July 30, 1999, and supplemented on August 2, 1999 (together, the "order"), the trial judge amended the trial plan in respect of the manner of determining punitive damages, if any. The order provides that the jury in Phase Two will determine punitive damages, if any, on a dollar-amount basis for the entire qualified class. By order of September 3, 1999, the Third District Court of Appeal quashed the July 30, 1999 and August 2, 1999 orders of the trial judge and stated that both compensatory and punitive damages must be tried on an individual as opposed to class-wide basis. On September 17, 1999, the Third District Court of Appeal, on its own motion, vacated its September 3 order, and, on October 20, 1999, ruled that defendants could not challenge the trial plan for determining punitive damages at this stage of the proceedings; the ruling expressly declined to address the merits of whether a class-wide determination of punitive damages is permissible but deferred the court's review of that issue for any appropriate subsequent appeal. Defendants sought review by the Florida Supreme Court of the Third District Court of Appeal's ruling. In December 1999, the Florida Supreme Court denied defendants' petition for review,

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      noting that it did so without prejudicing defendants' rights to raise the same issues in subsequent appeals.

      It is unclear how the trial court's order will be implemented. The order provides that the punitive damage amount, if any, should be standard as to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damage amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The order does not address whether defendants would be required to pay the punitive damage award, if any, prior to a determination of claims of all class members, a process that could take years to conclude. PM Inc. and the Company do not believe that an adverse class-wide punitive damage award in Phase Two would permit entry of a judgment at that time that would require the posting of a bond to stay its execution pending appeal or that any party would be entitled to execute on such a judgment in the absence of a bond. However, in a worst case scenario, it is possible that a judgment for punitive damages could be entered in an amount not capable of being bonded, resulting in an execution of the judgment before it could be set aside on appeal. PM Inc. and the Company believe that such a result would be unconstitutional and would also violate Florida laws. PM Inc. and the Company will take all appropriate steps to seek to prevent this worst case scenario from occurring and believe these efforts should be successful.

      In other developments, in August 1999, the trial judge denied a motion filed by PM Inc. and other defendants to disqualify the judge. The motion asserted, among other things, that the trial judge was required to disqualify himself because he has a serious medical condition of a type that the plaintiffs claim, and the jury has now found, is caused by smoking, making him financially interested in the result of the case and, under plaintiffs' theory of the case, a potential member of the plaintiff class. The Third District Court of Appeal denied defendants' petition to disqualify the trial judge. The defendants filed motions seeking reconsideration of this decision and to supplement the record with the deposition testimony of an expert witness. The Third District Court of Appeal denied defendants' motions.

      PM Inc. and the Company remain of the view that the Engle case should not have been certified as a class action. That certification is inconsistent with the overwhelming majority of federal and state court decisions that have held that mass smoking and health claims are inappropriate for class treatment. PM Inc. intends to challenge the class certification, as well as numerous other reversible errors that it believes occurred during the Phase One trial, at the earliest time that an appeal of these issues is permissible under Florida law. In any event, PM Inc. believes it would be able to raise these issues in an appeal following any verdict in favor of an individual named or absent class member plaintiff. PM Inc. and the Company believe that such an appeal should prevail.

      Upcoming Trial Dates

      In addition to the Engle trial, trial in an individual smoking and health case in which PM Inc. is a defendant commenced in California in January 2000. Additional cases against PM Inc. and, in some cases, the Company as well, are scheduled for trial through the end of 2000. These cases include five health care cost recovery actions that are scheduled for trial in May (New York), June (New York), October (the Marshall Islands and California) and December (Minnesota); three asbestos contribution cases (discussed below) that are scheduled for trial in New York in April, September and October; two cases under the California Business and Professions Code (discussed below) that are scheduled for trial in June (California); and approximately 11 other individual smoking and health cases that are

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      scheduled for trial in March (Massachusetts), May (New York), June (Iowa and Puerto Rico), July (New Jersey), August (Iowa), October (Iowa, Louisiana, New Hampshire and South Carolina) and November (Alabama). Cases against other tobacco companies are also scheduled for trial during this period. Trial dates, however, are subject to change.

      Litigation Settlements

      In November 1998, PM Inc. and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM Inc. and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements") and an ETS smoking and health class action brought on behalf of airline flight attendants. The State Settlement Agreements and certain ancillary agreements are filed as exhibits to various of the Company's reports filed with the Securities and Exchange Commission, and such agreements and the ETS settlement are discussed in detail therein.

      The settlement agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below), subject to adjustment for several factors, including inflation, market share and industry volume: 2000, $9.2 billion; 2001, $9.9 billion; 2002, $11.3 billion; 2003, $10.9 billion; 2004 through 2007,
      $8.4 billion; and, thereafter, $9.4 billion. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million, as well as additional amounts as follows: 2000, $416 million; and 2001 through 2002, $250 million. These payment obligations are the several and not joint obligations of each settling defendant. For the year ended December 31, 1998, PM Inc. recorded settlement charges of $3.081 billion, which represented its share of up-front payments required under the settlement agreements. For periods subsequent to December 31, 1998, PM Inc.'s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, PM Inc. records its portions of ongoing settlement payments as part of cost of sales as product is shipped.

      The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

      The MSA has been initially approved by trial courts in all settling jurisdictions. If a jurisdiction does not obtain "final judicial approval" (i.e., trial court approval and expiration of the time for review or appeal of such approval) of the MSA by December 31, 2001, then, unless the settling defendants and the relevant jurisdiction agree otherwise, the agreement will be terminated with respect to such jurisdiction. As of December 31, 1999, 46 jurisdictions had obtained final judicial approval of the MSA.

      As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders. To that end, four of the major domestic tobacco product manufacturers, including PM Inc., and the grower states, have established a trust fund to provide aid to tobacco growers and quota holders. The trust will be funded by these four manufacturers over 12 years with

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      payments, prior to application of various adjustments, scheduled to total $5.15 billion. PM Inc. has charged $300 million of payments into the trust against 1998 operating companies income. Future industry payments (in 2000, $280 million; 2001, $400 million; 2002 through 2008, $500 million;
      2009 and 2010, $295 million) are subject to adjustments for several factors, including inflation, United States cigarette volume and certain other contingent events, and, in general, are to be allocated based on each manufacturer's relative market share. PM Inc. records its portion of these payments as part of cost of sales as product is shipped.

      In 1999, the State Settlement Agreements materially adversely affected the volumes of PM Inc. and the Company believes that the State Settlement Agreements may materially adversely affect the business, volume, results of operations, cash flows or financial position of PM Inc. and the Company in future periods. The degree of the adverse impact will depend, among other things, on the rates of decline in United States cigarette sales in the premium and discount segments, PM Inc.'s share of the domestic premium and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements. Manufacturers representing almost all domestic shipments in 1998 have agreed to become subject to the terms of the MSA.

      Certain litigation has arisen out of the State Settlement Agreements, including the actions described below.

      In December 1998, a putative class action was filed against PM Inc. and certain other domestic tobacco manufacturers on behalf of a class consisting of citizens of the United States who consume tobacco products manufactured by defendants. One count of the complaint alleged that defendants conspired to raise the prices of their tobacco products in order to pay the costs of the MSA in violation of federal antitrust laws. The other two counts alleged that the actions of defendants amount to an unconstitutional deprivation of property without due process of law and an unlawful burdening of interstate trade. The complaint sought unspecified damages (to be trebled under the antitrust count), injunctive and declaratory relief, costs and attorneys' fees. In April 1999, the court granted defendants' motions for summary judgment, and plaintiffs have appealed.

      In February 1999, a putative class action was filed on behalf of tobacco consumers in the United States against the States of California and Utah, other public entity defendants, certain domestic tobacco manufacturers, including PM Inc., and others, challenging the MSA. Plaintiffs are seeking, among other things, an order (i) prohibiting the states from collecting any monies under the MSA, (ii) restraining the domestic tobacco manufacturers from further collection of price increases related to the MSA and compelling them to reimburse to plaintiffs all monies paid by plaintiffs in the form of price increases related to the MSA, and (iii) declaring the MSA "unfair, discriminatory, unconstitutional and unenforceable." In January 2000, the court granted defendants' motion to dismiss the complaint.

      In April 1999, a putative class action was filed on behalf of all firms that directly buy cigarettes in the United States from defendant tobacco manufacturers. The complaint alleges violation of antitrust law, based in part on the MSA. Plaintiffs seek treble damages computed as three times the difference between current prices and the price plaintiffs would have paid for cigarettes in the absence of an alleged conspiracy to restrain and monopolize trade in the domestic cigarette market, together with attorneys' fees. Plaintiffs also seek injunctive relief against certain aspects of the MSA and against PM Inc.'s acquisition of the U.S. rights to manufacture and market three cigarette trademarks, L&M, Lark and Chesterfield.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      In June 1999, a putative class action was filed on behalf of certain native American tribes against PM Inc. and other cigarette manufacturers challenging the MSA. The complaint alleged that defendants, by entering into the MSA, violated certain constitutional and civil rights of the tribes. The complaint was dismissed by the trial court, and the tribes have appealed.

      In August 1999, five companies that import cigarettes or that are involved in the re-importation of cigarettes into U.S. markets filed suit seeking to invalidate the MSA and the 1998 Texas State Settlement Agreement on various grounds, including violation of antitrust laws. Plaintiffs also seek monetary relief, including treble damages in an unspecified amount and disgorgement of profits.

      In August 1999, after New York obtained final judicial approval of the MSA, four alleged smokers in New York sought leave to intervene in litigation concerning the MSA, alleging violations of antitrust laws and seeking injunctive relief, including invalidating the settlements. The trial court denied the motion as untimely, and they have appealed.

      A description of the smoking and health litigation, health care cost recovery litigation and certain other proceedings pending against the Company and/or its subsidiaries and affiliates follows.

                          Smoking and Health Litigation

      Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state RICO statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

      In May 1996, the United States Court of Appeals for the Fifth Circuit held in the Castano case that a class consisting of all "addicted" smokers nationwide did not meet the standards and requirements of the federal rules governing class actions. Since this class decertification, lawyers for plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise "addiction" claims similar to those raised in the Castano case and, in many cases, claims of physical injury as well. As of December 31, 1999, smoking and health putative class actions were pending in Alabama, Arizona, California, the District of Columbia, Hawaii, Illinois, Indiana, Iowa, Louisiana, Maryland, Massachusetts, Missouri, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah and West Virginia, as well as in Australia, Brazil, Canada, Israel and Nigeria. Class certification has been denied or reversed by courts in 19 smoking and health class actions involving PM Inc. in Arkansas, the District of Columbia, Illinois, Kansas, Louisiana, Michigan, Minnesota, New Jersey (6), New York (2), Ohio, Pennsylvania, Puerto Rico, and Wisconsin, while classes remain certified in three cases in Florida, Louisiana and Maryland. A number of these class certification decisions are on appeal. In October 1999, the State of New York's

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      highest court affirmed without dissent the decertification and dismissal of a class action suit. In May 1999, the United States Supreme Court declined to review the decision of the United States Court of Appeals for the Third Circuit affirming a lower court's decertification of a class. Class certification motions are pending in a number of the putative smoking and health class actions. As mentioned above, one ETS smoking and health class action was settled in 1997.

                      Health Care Cost Recovery Litigation

      In certain of the pending proceedings, domestic and foreign governmental entities and non-governmental plaintiffs, including union health and welfare funds ("unions"), native American tribes, insurers and self-insurers, taxpayers and others, are seeking reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Certain of these cases purport to be brought on behalf of a class of plaintiffs and, in some cases, the class was certified by the court. In one health care cost recovery case, private citizens seek recovery of alleged tobacco-related health care expenditures incurred by the federal Medicare program. In another, Blue Cross subscribers seek reimbursement of increased medical insurance premiums allegedly caused by tobacco products. In the native American cases, claims are also asserted for alleged lost productivity of tribal government employees. Other relief sought by some but not all plaintiffs includes punitive damages, treble/multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields, and payment of attorney and expert witness fees.

      The claims asserted in these health care cost recovery actions include the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state RICO statutes.

      Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust injury, federal preemption, lack of statutory authority to bring suit and statute of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

      Excluding the cases covered by the MSA, as of December 31, 1999, there were approximately 60 health care cost recovery cases pending in the United States against PM Inc. and, in some cases, the Company, of which approximately 40 were filed by union trust funds. As discussed above under "Federal Government's Lawsuit," the U.S. government filed a health care cost recovery action in September 1999 against various cigarette manufacturers and others, including the Company and PM

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      Inc., asserting claims under three federal statutes. Health care cost recovery actions have also been brought in Israel, the Marshall Islands, British Columbia, Canada and France and, in the United States, by Bolivia, Guatemala, Panama, Nicaragua, Thailand (voluntarily dismissed), Ukraine, Venezuela and the States of Goias and Rio de Janeiro, Brazil. The actions brought by Bolivia, Guatemala, Nicaragua, Ukraine, Venezuela and the State of Goias, Brazil, have been consolidated for pre-trial purposes and transferred to the United States District Court for the District of Columbia. Other foreign entities and others have stated that they are considering filing health care cost recovery actions.

      Five federal appeals courts have issued rulings in health care cost recovery actions that were favorable to the tobacco industry. The United States Courts of Appeals for the Second, Third, Fifth, Seventh and Ninth Circuits, relying primarily on grounds that the plaintiffs' claims were too remote, have affirmed dismissals of, or reversed trial courts that had refused to dismiss, such actions. In addition, in January 2000, the United States Supreme Court denied plaintiffs' petitions for writs of certiorari in the cases decided by the Court of Appeals for the Second, Third and Ninth Circuits, effectively refusing to allow plaintiffs' appeals.

      Although there have been some decisions to the contrary, to date, most lower courts that have decided motions in these cases have dismissed all or most of the claims against the industry. In December 1999, in the first ruling on a motion to dismiss a health care cost recovery case brought in the United States by a foreign governmental plaintiff, the United States District Court for the District of Columbia dismissed a lawsuit filed by Guatemala, ruling that the claimed injuries were too remote. In March 1999, in the only union case to go to trial thus far, the jury returned a verdict in favor of defendants on all counts. Plaintiffs' motion for a new trial has been denied. In December 1999, the federal district court in the District of Columbia denied defendants' motion to dismiss a suit filed by union and welfare trust funds seeking reimbursement of health care expenditures allegedly caused by tobacco products. Defendants are seeking to appeal this decision.

                    Certain Other Tobacco-Related Litigation

      Asbestos Contribution Cases: As of December 31, 1999, 11 suits had been filed by former asbestos manufacturers, asbestos manufacturers' personal injury settlement trusts and an insurance company against domestic tobacco manufacturers, including PM Inc. and others. Nine of these cases are pending. These cases seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Plaintiffs in most of these cases also seek punitive damages. The aggregate amounts claimed in these cases range into the billions of dollars. On November 2, 1999, one of these cases was dismissed by the federal district court in the Eastern District of New York although the case was subsequently refiled. Trials in these cases are scheduled to begin in New York in April, September and October 2000.

      Marlboro Light/Ultra Light and Virginia Slims Light Cases: As of December 31, 1999, there were nine putative class actions pending against PM Inc. and the Company, in Arizona, Florida, Massachusetts, New Jersey, Ohio, Pennsylvania, Tennessee, and Washington, D.C., on behalf of individuals who purchased and consumed Marlboro Lights and, in one case, Marlboro Ultra Lights, and, in another case, Virginia Slims Lights, as well. These cases allege, in connection with the use of the term "Lights" and/or "Ultra Lights," among other things, deceptive and unfair trade practices and unjust enrichment, and seek injunctive and equitable relief, including restitution.

      Retail Leaders Case: Three domestic tobacco manufacturers have filed suit against PM Inc. seeking to

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      enjoin the PM Inc. "Retail Leaders" program that became available to retailers in October 1998. The complaint alleges that this retail merchandising program is exclusionary, creates an unreasonable restraint of trade and constitutes unlawful monopolization. In addition to an injunction, plaintiffs seek unspecified treble damages, attorneys' fees, costs and interest. In June 1999, the court issued a preliminary injunction enjoining PM Inc. from prohibiting retail outlets that participate in the program at one of the four levels from installing competitive permanent signage in any section of the "industry fixture" that displays or holds packages of cigarettes manufactured by a firm other than PM Inc., and requiring those outlets to allocate a percentage of cigarette-related permanent signage to PM Inc. greater than PM Inc.'s market share, or prohibiting retail outlets from advertising or conducting promotional programs of cigarette manufacturers other than PM Inc. The preliminary injunction applies only to certain accounts and does not affect any other aspect or level of the Retail Leaders program.

      Vending Machine Case: Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM Inc. has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys' fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs' motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. The claims of ten plaintiffs are set for trial in November 2000; the claims of remaining plaintiffs have been stayed pending disposition of those claims scheduled for trial.

      Cases Under the California Business and Professions Code: In July 1998, two suits were filed in California courts alleging that domestic cigarette manufacturers, including PM Inc. and others, have violated a California statute known as "Proposition 65" by not informing the public of the alleged risks of ETS to non-smokers. Plaintiffs also allege violations of California's Business and Professions Code regarding unfair and fraudulent business practices. Plaintiffs seek statutory penalties, injunctions barring the sale of cigarettes or requiring issuance of appropriate warnings, restitution, disgorgement of profits and other relief. The defendants' motions to dismiss were denied in both of these cases. In October 1999, plaintiffs' motion for a preliminary injunction was also denied. In January 2000, defendants' motion for summary judgment was granted in part, and plaintiffs' "Proposition 65" claim was dismissed. Trial on the remaining claims in these cases is scheduled to begin in June 2000.

                              Certain Other Actions

      National Cheese Exchange Cases: Since 1996, seven putative class actions have been filed alleging that Kraft Foods, Inc., and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and treble damages. Two of the actions were voluntarily dismissed by plaintiffs after class certification was denied. Two other actions were dismissed in 1998 after Kraft's motions to dismiss were granted, and plaintiffs are appealing those dismissals. The remaining three cases were consolidated in state court in Wisconsin, and in November 1999, the court granted Kraft's motion for summary judgment. Plaintiffs have appealed.

      Italian Tax Matters: One hundred eighty-eight tax assessments alleging the nonpayment of taxes in Italy (value-added taxes for the years 1988 to 1995 and income taxes for the years 1987 to 1995) have been served upon certain affiliates of the Company. The aggregate amount of alleged unpaid taxes assessed to date is the Italian lira equivalent of $2.4 billion. In addition, the Italian lira equivalent of $3.4 billion in interest and penalties has been assessed. The Company anticipates that value-added and income tax assessments may also be received with respect to subsequent years. All of the assessments are being vigorously contested. To date, the

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      Italian administrative tax court in Milan has overturned 149 of the assessments. The decisions to overturn 73 assessments have been appealed by the tax authorities. In a separate proceeding in Naples, in October 1997, a court dismissed charges of criminal association against certain present and former officers and directors of affiliates of the Company, but permitted charges of tax evasion to remain pending. In February 1998, the tax evasion charges were dismissed by the criminal court in Naples following a determination that jurisdiction was not proper, and the case file was transmitted to the public prosecutor in Milan, who is investigating the matter and will determine whether to bring charges, in which case a preliminary investigations judge will make a new finding as to whether there should be

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

      a trial on these charges. The Company, its affiliates and the officers and directors who are subject to the proceedings believe they have complied with applicable Italian tax laws and are vigorously contesting the pending assessments and proceedings.

                                   ----------

      It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties. Two individual smoking and health cases in which PM Inc. is a defendant have been decided unfavorably at the trial court level and are in the process of being appealed, and an unfavorable verdict has been returned in the first phase of the Engle smoking and health class action trial underway in Florida. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. An unfavorable outcome or settlement of a pending smoking and health or health care cost recovery case could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

      Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. The present legislative and litigation environment is substantially uncertain, and it is possible that the Company's business, volume, results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. The Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it. All such cases are, and will continue to be, vigorously defended. However, the Company and its subsidiaries may enter into discussions in an attempt to settle particular cases if they believe it is in the best interests of the Company's stockholders to do so.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

Note 16. Quarterly Financial Data (Unaudited):

                                          1999 Quarters
                              -------------------------------------
                                1st       2nd       3rd       4th
                                ---       ---       ---       ---
                               (in millions, except per share data)

Operating revenues            $19,497   $19,810   $19,878   $19,411
                              =======   =======   =======   =======

Gross profit                  $ 7,874   $ 8,080   $ 8,041   $ 8,195
                              =======   =======   =======   =======

Net earnings                  $ 1,787   $ 2,030   $ 2,001   $ 1,857
                              =======   =======   =======   =======

Per share data:

     Basic EPS                $  0.74   $  0.84   $  0.84   $  0.79
                              =======   =======   =======   =======

     Diluted EPS              $  0.73   $  0.84   $  0.84   $  0.79
                              =======   =======   =======   =======

     Dividends declared       $  0.44   $  0.44   $  0.48   $  0.48
                              =======   =======   =======   =======

     Market price - high      $ 55.56   $ 43.00   $ 41.19   $ 35.50
                  - low       $ 34.00   $ 33.13   $ 33.81   $ 21.25

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

During 1999, the Company recorded pre-tax charges primarily for voluntary early retirement and separation programs ("VERS"), a factory closure and related capacity reduction in Brazil and asset impairments in the beer segment.

                                          1999 Quarters
                              -------------------------------------
                                1st       2nd       3rd       4th
                                ---       ---       ---       ---
                                          (in millions)

     VERS                     $   287   $    45   $     8
     Brazil factory closure                           136
     Beer asset impairments                                 $    29
                              -------   -------   -------   -------
                              $   287   $    45   $   144   $    29
                              =======   =======   =======   =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                   ----------

                                                    1998 Quarters
                                      -----------------------------------------
                                         1st        2nd        3rd        4th
                                         ---        ---        ---        ---
                                         (in millions, except per share data)

Operating revenues                    $ 18,383   $ 18,978   $ 18,587   $ 18,443
                                      ========   ========   ========   ========

Gross profit                          $  7,449   $  7,903   $  7,842   $  7,799
                                      ========   ========   ========   ========

Net earnings                          $  1,382   $  1,736   $  1,980   $    274
                                      ========   ========   ========   ========

Per share data:

     Basic EPS                        $   0.57   $   0.72   $   0.81   $   0.11
                                      ========   ========   ========   ========

     Diluted EPS                      $   0.57   $   0.71   $   0.81   $   0.11
                                      ========   ========   ========   ========

     Dividends declared               $   0.40   $   0.40   $   0.44   $   0.44
                                      ========   ========   ========   ========

     Market price - high              $  47.88   $  41.56   $  48.13   $  59.50
                  - low               $  39.06   $  34.75   $  38.06   $  45.00

During 1998, the Company recorded pre-tax charges for tobacco and shareholder litigation settlements, VERS and severance.

                                                    1998 Quarters
                                      -----------------------------------------
                                         1st        2nd        3rd        4th
                                         ---        ---        ---        ---
                                                    (in millions)

     Tobacco settlements              $    806   $    199   $    111   $  2,265
     Shareholder settlement                                                 116
     VERS and severance                     95        232         10
                                      --------   --------   --------   --------
                                      $    901   $    431   $    121   $  2,381
                                      ========   ========   ========   ========


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